Q4 and Full Year 2020 Letter to Shareholders February 9, 2021 | yelp-ir.com

Fourth Quarter 2020
Financial Highlights

- **Net revenue was $233 million, down 13%** from the fourth quarter of 2019, primarily due to the COVID-19 pandemic and resulting shelter-in-place orders. However, Net revenue increased by 6% from the third quarter.
- **Net income was $21 million, or $0.27 per diluted share,** compared to Net income of $17 million, or $0.24 per diluted share, in the fourth quarter of 2019.
- **Adjusted EBITDA[1] was $60 million,** a decrease of $1 million, or 2%, compared to the fourth quarter of 2019. Adjusted EBITDA margin[1] increased 3 percentage points to 26% from the fourth quarter of 2019.
- **Cash provided by operating activities was $48 million,** and we ended the fourth quarter with Cash and cash equivalents of $596 million.
- **We resumed share repurchases in the fourth quarter** and returned $49 million to shareholders as of February 9, 2021.
- **We expect to return to year-over-year revenue growth in 2021,** with Net revenue in the range of $985 million to $1,005 million and Adjusted EBITDA in the range of $150 million to $170 million.



Net revenue
-13%
$269M
$233M
4Q19
4Q20
Net income
+23%
$17M
$21M
4Q19
4Q20
Adjusted EBITDA[1]
-2%
$61M
$60M
Margin
23%
26%
4Q19
4Q20
App unique devices
-17%
36M
30M
4Q19
4Q20
Paying advertising locations
-8%
565k
520k
4Q19
4Q20
Cumulative reviews
+9%
205M
224M
4Q19
4Q20

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures

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Yelp Q4 2020

3 28 Ye lp Q 4 2 0 2 0 At the beginning of 2019, we laid out an ambitious multi-year growth strategy to transform the driver of our business model from growing Local sales headcount to an increased focus on product innovation, marketing and our Multi-location sales channel. Over the course of 2019 and into early 2020, we made tangible progress on that plan by reaccelerating Net revenue growth while decreasing Local sales headcount and improving our margin structure. When the pandemic began having significant negative impacts on consumer engagement and advertising budgets in March 2020, we quickly made the difficult operational and financial decisions necessary to maintain our financial strength. At the same time, Yelp’s mission of connecting people to great local businesses had never been more relevant. We are proud of all the work our teams have done over the last year to help local businesses adapt and stay connected to their customers. Amid the pandemic, we made significant progress on our business transformation. We accomplished this through an elevated pace of product innovation and by completing the realignment of our go-to-market channels towards Multi-location and Self-serve. Net revenue had largely recovered by the end of the year as a result, with revenue for the fourth quarter up 38% from its trough in the second quarter. After taking decisive action to navigate the crisis, we also continued to increase our operating discipline and rationalize our cost structure. These efforts, together with the resilience of our business model, enabled us to add $130 million of Cash, cash equivalents and marketable securities to our balance sheet over the year. In the fourth quarter, Net income increased by 23% year over year and we delivered a 26% Adjusted EBITDA margin, demonstrating the potential leverage in our model. As local economies continue to recover in 2021, we will look to build on this recovery by continuing to invest in initiatives designed to drive both profitable and sustainable growth over the longer term. Dear fellow shareholders, 1Q20 2Q20 4Q203Q20 2020 Net Revenue by Quarter $250M $169M $221M $233M Dec 31, 2019 Dec 31, 2020 $466M +$130M $596M We added $130 million of Cash, cash equivalents and marketable securities to our balance sheet in 2020 +38%

2020 results

At the start of the year, we planned to continue executing on our business transformation by delivering more value to our customers, expanding our offerings, increasing monetization in Home & Local Services, and evolving our go-to-market strategy. Despite the significant challenges that the COVID-19 pandemic posed to both us and the local economies we serve, we remained agile and our product teams were not only able to propel our strategy forward, but also help consumers and local businesses adapt to an entirely new economic environment.

In 2020, Yelp continued to demonstrate its relevance and value to consumers as a source of trusted reviews and content. Reviews maintained solid year-over-year growth throughout the year as our users contributed nearly 19 million reviews in 2020. To complement our valuable review content, our product teams rolled out a series of COVID-19-related features that enable local businesses to communicate up-to-date information to their customers, including their health and safety measures. In addition to giving consumers the confidence they need to transact, these features allow consumers to engage by providing feedback on the precautions they observe. We continued to see strong adoption of these features in the fourth quarter as businesses looked to communicate important information with their customers around the end-of-year holidays and the extension of many shelter-in-place orders.

We also launched multiple offerings to drive more value to businesses in new ways as they navigated the restrictions of the pandemic. In addition to refreshing our business owner platform to feature a more modern design, we provided advertisers with new tools to manage their advertising campaigns and measure the performance of their ads. **We launched a new profile product, Yelp Logo, and scaled Yelp Connect to approximately 75,000 locations by the end of the year** as we began offering it as a bundled product to our multi-location customers. We also introduced new advertising formats, like Special Offers for You, to increase conversion and deliver more of our audience's high-purchase intent clicks to advertisers.

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4
28
Yelp Q4 2020

We also extended approximately $37 million of COVID-19-related relief between March and December to our most significantly impacted customers in the form of waived advertising fees, paused advertising campaigns, and free products and services. After completing the majority of this relief program by June, we saw many of these businesses return as paying customers, which benefited retention. **Despite the difficulties local economies faced this year, our retention rate for non-term advertisers' budgets increased by 13% year over year in 2020, driven by gains of approximately 25% year over year in the third and fourth quarters.** We continued to provide relief throughout the year to a portion of our Yelp Reservations and Waitlist customers.

Our Home & Local Services category proved to be our most resilient during the pandemic, with page views and searches in the category exceeding pre-pandemic levels by June. We continued to differentiate the Home & Local Services experience for both business owners and consumers, including through improvements to Request-A-Quote and new products like Nearby Jobs. **We increased the percentage of monetized leads in the category** as a result, from approximately 15% at the beginning of the year to more than 20% in the fourth quarter, **which drove a mid-single digit percentage increase in category revenue year over year for both the fourth quarter and full year 2020.**

We also accelerated our go-to-market mix shift towards Multi-location and Self-serve. New product features and improvements have historically been particularly well received among our Self-serve customers. Therefore, after making the difficult decision to reduce the size of our Local sales force by 50% in April, we continued investing in business-facing products to drive more of our small and medium-sized business ("SMB") revenue through our Self-serve channel. **Self-serve revenue returned to year-over-year growth in the third quarter as a result, then accelerated to nearly 25% year-over-year growth in the fourth quarter** and ended the year as a mid-teens percentage of Advertising revenue. With the long-term opportunity in mind, we continued to invest in our Multi-location team as well as our National customer relationships through both our relief efforts and new advertising solutions, such as Seasonal Spotlight Ads. The success of these efforts was evident as many of these larger customers returned to spend in the third and fourth quarters after receiving relief; **paying advertising locations grew by 38% from the second to fourth quarter, ending the year down just 8% year over year in the fourth quarter at 520,000.**

We increased the percentage of monetized leads in Home & Local Services



Home & Local Services Leads* on Yelp
~20%
~15%
Monetized Leads
4Q19
4Q20
*Includes calls, Request-A-Quote requests and URL clicks

Advertising Revenue by Sales Channel

% of Total



100%
50%
4Q19
4Q20
Self-serve
Multi-location Sales
Local Sales

Paying Advertising Locations by Quarter



-8%
565k
562k
378k
507k
520k
4Q19
1Q20
2Q20
3Q20
4Q20

5 / 28
Yelp Q4 2020

6 28 Ye lp Q 4 2 0 2 0 2021: initiatives to move from recovery to sustainable growth We believe that the structural changes we have made to our business model have positioned us to drive and sustain long-term profitable growth. While our consumer traffic remained below 2019 levels at the end of the fourth quarter and we saw a slight decrease in activity during the winter, the positive trends we observed over the summer give us confidence that it will return organically as more people are inoculated and the pandemic recedes: as restrictions on businesses eased and consumers eagerly returned to restaurants, our App unique devices rebounded by four million from the second quarter to 32 million in the third quarter, and diners seated via Yelp more than tripled over the same period. To drive engagement among our large audience, we will continue to invest in the consumer experience over time. As we look to the year ahead, we are first and foremost focused on building on our recovery in the second half of 2020 to establish sustainable growth momentum and capture more of the large opportunity in local advertising. To achieve this, we plan to invest in Product development and our Multi- location sales team while keeping Local sales headcount relatively consistent. Our product investment priorities remain aligned with many of our 2020 key strategic initiatives: > Grow Services1 revenue through improved monetization > Accelerate growth through our Self-serve and Multi-location channels > Deliver more value to advertisers App Unique Devices rebounded in Q3 as restrictions eased +4M 1Q20 2Q20 4Q203Q20 35M 28M 32M 30M 1 Includes Home, Local, Auto, Professional, Pets, Real Estate, and Financial Services. See the "Introducing New Key Metrics" section on page 16 for more information

7 28 Ye lp Q 4 2 0 2 0 Grow Services revenue through improved monetization With only 20% of the calls, requests and URL clicks that our users made to businesses in our Services categories attributable to an ad at the end of 2020, we believe that our substantial consumer traffic provides us with a large opportunity to monetize more of the valuable leads we are already delivering to Services businesses. Because the needs of consumers and businesses in Services categories are generally distinct from those in our Restaurants, Retail & Other1 categories, we believe that by offering an increasingly tailored product experience, we will be able to both monetize a larger percentage of our consumer traffic and convert more Services businesses into paid advertisers. For example, after enhancing our Request-A-Quote questionnaires and advertising matching technology in the third quarter of 2020, growth in consumer requests increased from approximately 15% year over year in the third quarter to 25% year- over-year growth in the fourth quarter. The percentage of monetized leads to Services businesses also increased by nearly five percentage points in the fourth quarter compared to the same period last year. In 2021, we plan to build on this momentum and further differentiate the Services experience on Yelp by improving lead quality and building new lead generation products, like Nearby Jobs, that increase monetization while improving the user experience. By providing consumers with the tools they need to find and connect with the right Services businesses for their projects, we believe we will be able to increase both consumer and advertiser satisfaction. Nearby Jobs increases monetization while improving the user and business experience Consumer request growth accelerated in the fourth quarter 1Q20 2Q20 4Q203Q20 5% -15% 15% 25% Request-A-Quote Requests, y/y 1 Includes Restaurants, Shopping, Beauty & Fitness, Health, and Other categories. See the "Introducing New Key Metrics" section on page 16 for more information

8 28 Ye lp Q 4 2 0 2 0 Accelerate growth through our Self-serve and Multi-location channels After accelerating our go-to-market mix shift in 2020, we are poised to drive growth through our most efficient sales channels — Self-serve and Multi- location — in 2021. In the second half of 2020, our Self-serve channel drove nearly 40% of SMB customer acquisition. As we enter 2021 with a 50% smaller Local sales force than at the beginning of 2020, we expect to drive a larger percentage of SMB customer acquisition through this fully digital sales channel in the year ahead. We plan to accomplish this by providing advertisers with more targeting capabilities and controls over their advertising budgets, improving reporting and analytics in the business owner account — such as our recently launched ad impressions heatmap — and leveraging B2B performance marketing to drive more businesses to the Self-serve purchase flow. We are also experimenting with personalized recommendations for advertisers to help them get the most of their Yelp listings and advertising budgets. Over the past several years, we have laid the groundwork for growth by expanding our Multi-location sales team, creating campaign-focused ad products like Seasonal Spotlight Ads, and enhancing our attribution capabilities through both third-party partnerships and our own data solution, Yelp Store Visits. As we look ahead, we see tremendous opportunity to acquire new advertising customers as well as increase revenue and paying locations from our existing customers. We plan to do this by further increasing the size of our Multi-location sales and technical support teams, introducing new ad products tailored to larger advertisers, and enhancing our reporting and analytics. Ad Impressions Heatmap

9 28 Ye lp Q 4 2 0 2 0 Deliver more value to advertisers In recent years, we have seen that by aligning our success with that of our customers and delivering more value to advertisers — in the form of more ad clicks and tailored product offerings — we have improved our revenue retention. Despite the exceptional volatility in traffic and budgets over the last year, our advertising technology platform and new ad formats continued to provide value to our advertisers through well targeted ad delivery. This contributed to the nearly 25% year-over-year improvements in retention of non-term advertisers’ budgets in both the third and fourth quarters. With the vast majority of our consumer activity unmonetized, we see significant opportunity to drive more of our users’ high-purchase intent clicks to advertisers as we continue to improve the relevance and value of our ads through an increasingly targeted approach. We believe that there is additional opportunity to increase retention by expanding and bundling our offerings. For example, in a recent experiment, we found that bundling our Connect offering with a CPC advertising package improved retention. We believe that we can achieve further gains through this approach and plan to expand the number of products we offer on a bundled, subscription basis at a discount to their standalone pricing, including our Enhanced Profile and Connect products. Bundling Yelp Connect improved retention

10 28 Ye lp Q 4 2 0 2 0 2021: investing for growth We plan to invest heavily in our growth initiatives in the first half of 2021 with the goal of rebuilding our revenue momentum as the economy recovers. Our investments will primarily be in expanding headcount in our Product, Multi- location and Marketing teams to execute our strategic roadmap. We expect these investments to provide leverage in the second half of the year and into 2022. Our growth strategy is designed to drive long term profitability We expect that our product investments will improve revenue retention, benefitting both revenue and Adjusted EBITDA, as they help us deliver more value to advertisers. In addition, with Local sales headcount no longer a key growth driver, we plan to invest in our margin-accretive Self-serve and Multi-location channels. We anticipate that the shift in our go-to-market mix towards Multi- location and Self-serve will benefit retention and enhance our margins over time. Both channels have historically exhibited superior revenue retention characteristics compared to Local sales and, as a result, we believe overall revenue retention and Adjusted EBITDA margin will improve as they make up a greater portion of our Advertising revenue. Reduce costs by operating on a distributed basis Our ability to operate successfully with our employees working remotely during the COVID-19 pandemic has demonstrated the feasibility of a distributed workforce for Yelp. We plan to continue operating with a significant portion of our team working remotely on a full-time basis or coming into an office fewer than four days a week once it is safe to do so. We believe that this will enable us to reduce our reliance on the San Francisco Bay Area as we continue to expand our presence in lower-cost markets across the United States, Canada and Europe, and thereby lower our average cost per employee. Operating with a more distributed workforce will also enable us to significantly reduce our real estate footprint, which we plan to begin working towards in 2021 as leases come up for renewal and by subleasing office space.

11 28 Ye lp Q 4 2 0 2 0 Jeremy Stoppelman David Schwarzbach Prudent capital allocation In the fourth quarter, we announced that we would resume share repurchases based on Yelp’s resilience through the pandemic and our confidence moving forward. Since November, we have repurchased $49 million worth of shares at an average price per share of $31.34. With approximately $220 million remaining available under our share repurchase program, we plan to continue repurchases throughout 2021, subject to market and economic conditions. In summary, While 2020 was a challenging year for Yelp, it was also transformational. Our business demonstrated considerable resilience as we executed our strategic initiatives under extremely difficult circumstances. As we look ahead, we believe that Yelp is more important than ever to consumers and local businesses, and with the structural changes we’ve made to our business, we believe we will be able to drive profitable growth and value creation over the long term. Sincerely, Committed to Returning Capital to Shareholders Jul’17 $200M Nov’18 $250M Feb’19 $250M Jan’20 $250M $950M Total repurchase authorization Authorization Date Repurchased as of Feb 9, 2021 Remaining Authorization

Fourth Quarter and Full Year 2020 Financial Review

Revenue

Net revenue was $233 million in the fourth quarter of 2020, a 13% decrease from the fourth quarter of 2019. Net revenue was $3 million above the high end of our fourth quarter business outlook range due to better than expected customer retention from our non-term advertisers. Net revenue was $873 million for the full year 2020, a 14% decrease from the full year 2019.

Net revenue


-13%
$269M
$233M
4Q19
4Q20

Advertising revenue was $223 million in the fourth quarter of 2020 and $836 million in the full year 2020, down 14% in each case from the fourth quarter of 2019 and the full year 2019. The decreases in both periods reflected lower revenue from businesses in our Restaurants, Retail & Other categories as a result of the COVID-19 pandemic and related shelter-in-place orders, which forced many of these businesses to either close or reduce their advertising budgets. The decreases were also the result of relief that we provided to customers in these categories, primarily during the first half of the year, in the form of waived advertising fees and paused advertising programs. As shelter-in-place restrictions eased in the third quarter and early in the fourth quarter, many businesses that had received relief returned as paying customers and Advertising revenue had largely recovered by the fourth quarter. Although a rise in COVID-19 cases led to renewed shelter-in-place orders in the second half of the fourth quarter, total Advertising revenue increased by 5% and Paying advertising locations increased by 3% compared to the third quarter of 2020, driven by recovery across both our Services as well as our Restaurants, Retail & Other categories early in the quarter.

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Net revenue by product				
Advertising revenue by category:				
Services	$ 138,887	$ 137,501	$ 515,019	$ 512,729
Restaurants, Retail & Other	83,735	121,451	321,096	464,196
Advertising	222,622	258,952	836,115	976,925
Transactions	3,998	2,908	15,017	12,436
Other services	6,575	6,963	21,801	24,833
Total net revenue	**$ 233,195**	**$ 268,823**	**$ 872,933**	**$ 1,014,194**

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Yelp Q4 2020

13 28 Ye lp Q 4 2 0 2 0 Transactions revenue was $4 million in the fourth quarter of 2020, up 37% from the fourth quarter of 2019, and $15 million in the full year 2020, up 21% from the full year 2019. The increases in both periods were due to a higher volume of food take-out and delivery orders, notably through our partnership with Grubhub, as the COVID-19 pandemic forced many restaurants to eliminate or reduce dine-in services. Other services revenue was $7 million in the fourth quarter of 2020, down 6% from the fourth quarter of 2019, and $22 million in the full year 2020, down 12% from the full year 2019. The decreases in both periods were primarily the result of relief that we provided to customers impacted by the COVID- 19 pandemic, mainly in the form of waived fees. However, compared to the third quarter of 2020, Other services revenue increased by 26% in the fourth quarter, reflecting our reduction of many relief incentives as restrictions on dine-in restaurant services slowly eased nationwide and customers restarted their Yelp Reservations and Yelp Waitlist subscriptions. Operating expenses, Net income & Adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $15 million in the fourth quarter of 2020, and $57 million in the full year 2020, down 8% in each case from the fourth quarter of 2019 and the full year 2019. The decreases in both periods were driven by lower website infrastructure expenses resulting from reduced traffic and cost-cutting measures, as well as lower merchant credit card processing fees associated with the decline in Advertising revenue. Lower expenses in both periods were partially offset by higher advertising fulfillment costs. Sales and marketing expenses were $102 million in the fourth quarter of 2020, down 19% from the fourth quarter of 2019, and $437 million in the full year 2020, down 13% from the full year 2019. The decreases in both periods were driven by a reduction in employee costs as a result of the significant reduction in sales headcount from our previously announced restructuring plan, as well as lower workplace operating costs due to the pandemic-related office closures at the end of the first quarter. S&M % of Revenue 4Q19 47% 44% 4Q20 COR % of Revenue 4Q19 6% 7% 4Q20

14 28 Ye lp Q 4 2 0 2 0 Product development expenses were $58 million in the fourth quarter of 2020, down 4% from the fourth quarter of 2019, and $233 million in the full year 2020, up 1% from the full year 2019. The decrease in expenses in the fourth quarter of 2020 was driven by lower employee costs as a result of lower headcount year over year. The slight increase in expense for the full year was associated with higher headcount in the first quarter of 2020. This was partially offset by the impact of reduced-hour work weeks as part of the restructuring plan in the second and third quarters and lower headcount in the fourth quarter. General and administrative expenses were $30 million in the fourth quarter of 2020, down 13% from the fourth quarter of 2019, and $130 million in the full year 2020, down 4% from the full year 2019. The decrease in expenses in the fourth quarter of 2020 was driven by a reduction in employee and consulting costs as a result of lower headcount year over year, as well as lower bad debt expense, reflecting the decrease in Advertising revenue. The decrease in expenses for the full year was primarily driven by fees related to shareholder activism incurred in the prior year, as well as a decrease in employee costs as a result of our restructuring plan. These decreases were partially offset by an increase in bad debt expense, primarily associated with increases in the rate of customer delinquencies related to the COVID-19 pandemic, particularly in the first half of the year. Restructuring costs were $3.9 million for the full year 2020 as a result of terminations under our restructuring plan. These costs, which were primarily incurred in the second and third quarters, included severance, payroll taxes and related benefit costs for approximately 1,060 terminated employees. Costs associated with employees placed on furlough and employees on reduced- hour work weeks are included as part of normal operating expenses. PD % of Revenue 4Q19 23% 25% 4Q20 G&A % of Revenue 4Q19 13% 13% 4Q20

15 28 Ye lp Q 4 2 0 2 0 Total costs and expenses were $219 million in the fourth quarter of 2020, down 13% from $251 million in the fourth quarter of 2019, and $912 million for the full year 2020, a 7% decrease compared to $979 million for the full year 2019. Income tax benefit was $6 million in the fourth quarter of 2020 and $16 million for the full year 2020, compared to Income tax provision of $3 million in the fourth quarter of 2019 and $9 million for the full year 2019. The increase in the benefit for income taxes in 2020 was primarily due to pre-tax losses and benefits from the net operating loss carryback provisions adopted under the Coronavirus Aid, Relief and Economic Security Act. Net income was $21 million in the fourth quarter of 2020 compared to net income of $17 million in the fourth quarter of 2019. Net loss for the full year 2020 was ($19 million) compared to Net income of $41 million for the full year 2019. Diluted earnings per share was $0.27 in the fourth quarter of 2020, up from $0.24 in the fourth quarter of 2019, resulting from an increase in Net income, partially offset by a 5% increase in weighted-average diluted shares outstanding resulting from the suspension of our share repurchase program for most of 2020. Adjusted EBITDA was $60 million in the fourth quarter of 2020, a 2% decrease from $61 million in the fourth quarter of 2019. Adjusted EBITDA margin increased to 26% in the fourth quarter of 2020, compared to 23% in the fourth quarter of 2019. Adjusted EBITDA for the full year 2020 was $140 million, a decrease of 34% from $213 million for the full year 2019. Adjusted EBITDA margin decreased to 16% in the full year 2020 from 21% for the full year 2019. Balance sheet and cash flow At the end of 2020, we held $596 million in Cash and cash equivalents on our condensed consolidated balance sheet, with no debt. Additionally, during the fourth quarter of 2020, we deposited $10 million of our cash reserves into certificates of deposit with minority-owned financial institutions that support underserved communities. M ar gi n 4Q19 4Q20 Adjusted EBITDA -2% $60M$61M 26%23% +23% Net income 4Q19 4Q20 $17M $21M

16 28 Ye lp Q 4 2 0 2 0 Introducing New Key Metrics We are updating our non-financial metrics to reflect the transformation we have made to our business as well as what we believe will be the key drivers in our next phase of growth. Ad clicks Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request- A-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships. We plan to report the year-over-year percentage change in ad clicks on a quarterly basis going forward as a measure of our success in monetizing more of our consumer traffic and delivering more value to advertisers. Average CPC We define average CPC as revenue from our performance-based ad products, excluding revenue from our advertising partnerships, divided by the total number of ad clicks for a given period. Average CPC provides important insight into the value that we deliver to advertisers, which is a significant factor in our ability to retain both revenue and customers. We believe that average CPC and ad clicks together reflect the largest dynamics affecting our Advertising revenue performance, and also expect to report the year-over-year percentage change in average CPC on a quarterly basis. Ad revenue by category To reflect our strategic focus on creating two differentiated experiences on Yelp, we plan to provide a quarterly breakdown of our Advertising revenue attributable to businesses in two high-level category groupings: Services and Restaurants, Retail & Other. In addition to Home & Local Services, our Services categories consists of Auto, Event Services, Financial Services, Pets, Professional Services and Real Estate. Our Restaurants, Retail & Other categories consist of Restaurants, Beauty & Fitness, Health, Shopping and Other.

17 28 Ye lp Q 4 2 0 2 0 Paying advertising locations In addition to providing our paying advertising locations on a quarterly basis as a measure of the reach and scale of our business, we intend to provide a breakdown of paying advertising locations between our Services categories and Restaurants, Retail & Other categories. Annual metrics We currently report our reviews, traffic and active claimed local business locations metrics on a quarterly basis as measures of the size of our audience, the volume of our content and scope of our business, respectively. However, given that we currently monetize relatively low percentages of user activity and businesses claimed on our platform, we do not believe the quarterly fluctuations in these metrics are material to an understanding of our business. As a result, we expect to provide these metrics only on an annual basis going forward. Sales headcount As we have focused on expanding our Multi-location and Self-serve channels, we have reduced our dependence on headcount to drive growth; this allowed us to achieve a significant reduction in the size of our Local advertising team in recent years. Accordingly, we no longer believe our sales headcount is material to an understanding of our business and will no longer report it going forward.

Business Outlook

The resilience that our business has demonstrated over the course of the past year gives us confidence in our ability to return to year-over-year growth as the virus abates and the economy recovers over the course of this year. **In 2021, we anticipate that Net revenue will be in the range of $985 million to $1,005 million and Adjusted EBITDA will be between $150 million and $170 million.**

For the first quarter of 2021, we expect Net revenue of $220 million to $230 million and Adjusted EBITDA of $20 million to $30 million, reflecting historical seasonal trends and investments in our Product development, Marketing, and Multi-location sales teams. We believe that these investments, along with continued execution on Home & Local Services monetization and a strengthening U.S. economy will position us well to drive sustainable revenue growth in 2021 and beyond. As such, we anticipate that Adjusted EBITDA margin will expand in the second half of the year as our momentum builds. We are also focused on achieving mid-teens percentage annual revenue growth and Adjusted EBITDA margins exceeding 20% in 2022. Given the structural improvements to our business model driven by our transformation, we see significant opportunity for margin improvement over the long term.

	First Quarter 2021	Full Year 2021
Net revenue	$220M-$230M	$985M-$1,005M
Adjusted EBITDA*	$20M-$30M	$150M-$170M
Stock-based compensation expense as a % of Net revenue	~17%	~15%
Depreciation and amortization as a % of Net revenue	~6%	~5%

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Net Revenue Outlook


$985M-$1,005M
$873M
2020
2021E

Adjusted EBITDA Outlook


$150M-$170M
$140M
2020
2021E

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Yelp Q4 2020

19 28 Ye lp Q 4 2 0 2 0 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the fourth quarter and full year 2020 financial results and outlook for the first quarter and full year of 2021. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

20 28 Ye lp Q 4 2 0 2 0 December 31, 2020 December 31, 2019 Assets Current assets: Cash and cash equivalents $ 595,875 $ 170,281 Short-term marketable securities – 242,000 Accounts receivable, net 88,400 106,832 Prepaid expenses and other current assets 28,450 14,196 Total current assets 712,725 533,309 Long-term marketable securities – 53,499 Property, equipment and software, net 101,718 110,949 Operating lease right-of-use assets 168,209 197,866 Goodwill 109,261 104,589 Intangibles, net 13,521 10,082 Restricted cash 665 22,037 Other non-current assets 48,848 38,369 Total assets $ 1,154,947 $ 1,070,700 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 87,760 $ 72,333 Operating lease liabilities - current 51,161 57,507 Deferred revenue 4,109 4,315 Total current liabilities 143,030 134,155 Operating lease liabilities - long-term 148,935 174,756 Other long-term liabilities 8,448 6,798 Total liabilities 300,413 315,709 Stockholders’ equity: Common stock – – Additional paid-in capital 1,398,248 1,259,803 Treasury stock (2,964) – Accumulated other comprehensive loss (6,807) (11,759) Accumulated deficit (533,943) (493,053) Total stockholders' equity 854,534 754,991 Total liabilities and stockholders' equity $ 1,154,947 $ 1,070,700 Condensed Consolidated Balance Sheets (In thousands; unaudited)

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Net revenue	$ 233,195	$ 268,823	$ 872,933	$ 1,014,194
Costs and expenses:				
Cost of revenue[1]	15,321	16,656	57,186	62,410
Sales and marketing[1]	102,173	126,370	437,060	500,386
Product development[1]	58,457	61,138	232,561	230,440
General and administrative[1]	29,625	34,164	130,450	136,091
Depreciation and amortization	13,125	12,849	50,609	49,356
Restructuring	15	-	3,862	-
Total costs and expenses	218,716	251,177	911,728	978,683
Income (loss) from operations	14,479	17,646	(38,795)	35,511
Other income, net	393	2,611	3,670	14,256
Income (loss) before income taxes	14,872	20,257	(35,125)	49,767
(Benefit from) provisions for income taxes	(6,217)	3,105	(15,701)	8,886
Net income (loss) attributable to common stockholders	**$ 21,089**	**$ 17,152**	**$ (19,424)**	**$ 40,881**
Net income (loss) per share attributable to common stockholders:				
Basic	**$ 0.28**	**$ 0.24**	**$ (0.27)**	**$ 0.55**
Diluted	**$ 0.27**	**$ 0.24**	**$ (0.27)**	**$ 0.52**
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:				
Basic	**74,524**	**70,627**	**73,005**	**74,627**
Diluted	**76,971**	**72,987**	**73,005**	**77,969**

[1]Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Cost of revenue	$ 949	$ 1,119	$ 3,784	$ 4,535
Sales and marketing	7,476	7,524	29,670	30,668
Product development	17,489	16,861	67,622	63,433
General and administrative	6,070	5,001	23,498	22,876
Total stock-based compensation	**$ 31,984**	**$ 30,505**	**$ 124,574**	**$ 121,512**

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Yelp Q4 2020

22 28 Ye lp Q 4 2 0 2 0 Year Ended December 31, 2020 2019 Operating activities Net (loss) income $ (19,424) $ 40,881 Adjustments to reconcile net (loss) income to net cash provided by operating activities: Depreciation and amortization 50,609 49,356 Provision for doubtful accounts 32,265 22,543 Stock-based compensation 124,574 121,512 Non cash lease cost 42,235 41,365 Deferred income taxes (11,181) (2,799) Other adjustments, net 2,193 (2,997) Changes in operating assets and liabilities: Accounts receivable (13,833) (42,070) Prepaid expenses and other assets 164 (1,349) Operating lease liabilities (46,283) (41,808) Accounts payable, accrued liabilities and other liabilities 15,382 20,148 Net cash provided by operating activities 176,701 204,782 Investing activities Sales and maturities of marketable securities - available-for-sale 290,395 - Purchases of marketable securities - held-to-maturity (87,438) (541,451) Maturities of marketable securities - held-to-maturity 93,200 674,097 Purchases of other investments (10,000) - Release of escrow deposit - 28,750 Purchases of property, equipment and software (32,002) (37,522) Purchase of intangible asset (6,129) - Other investing activities 333 461 Net cash provided by investing activities 248,359 124,335 Financing activities Proceeds from issuance of common stock for employee stock-based plans 27,382 32,263 Taxes paid related to net share settlement of equity awards (23,605) (42,771) Repurchases of common stock (24,396) (481,011) Other financing activities (433) - Net cash used in financing activities (21,052) (491,519) Effect of exchange rate changes on cash, cash equivalents and restricted cash 214 (115) Change in cash, cash equivalents and restricted cash 404,222 (162,517) Cash, cash equivalents and restricted cash - Beginning of period 192,318 354,835 Cash, cash equivalents and restricted cash - End of period $ 596,540 $ 192,318 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited)

23 28 Ye lp Q 4 2 0 2 0 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited) Three Months Ended December 31, Year Ended December 31, 2020 2019 2020 2019 Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA: Net income (loss) $ 21,089 $ 17,152 $ (19,424) $ 40,881 (Benefit from) provision for income taxes (6,217) 3,105 (15,701) 8,886 Other income, net (393) (2,611) (3,670) (14,256) Depreciation and amortization 13,125 12,849 50,609 49,356 EBITDA $ 27,604 $ 30,495 $ 11,814 $ 84,867 Stock-based compensation 31,984 30,505 124,574 121,512 Restructuring 15 – 3,862 – Fees related to shareholder activism* – – – 7,116 Adjusted EBITDA $ 59,603 $ 61,000 $ 140,250 $ 213,495 Net revenue $ 233,195 $ 268,823 $ 872,933 $ 1,014,194 Adjusted EBITDA margin 26% 23% 16% 21% *Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations

Non-Financial Metrics

	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20
Key operational metrics (in thousands except for Sales Headcount)									
App Unique Devices[1]	32,891	35,001	36,737	37,662	35,599	34,650	28,269	32,000	29,611
Paying Advertising Locations[2]	541	529	549	563	565	562	378	507	520
Sales Headcount	3,850	3,450	3,300	3,650	3,600	3,450	1,850	2,200	2,000
Active Claimed Local Business Locations[3,4]	4,292	4,447	4,596	4,749	4,889	5,050	5,145	5,259	5,357
Other non-financial metrics (in thousands except for Total Headcount)									
Cumulative Reviews	177,385	184,386	191,735	199,309	205,382	210,828	214,376	219,650	224,162
Desktop Unique Visitors[1]	62,140	62,779	61,797	62,427	54,006	52,252	37,534	43,401	41,555
Mobile Web Unique Visitors[1]	69,148	68,891	76,650	80,590	68,756	62,702	44,819	54,813	48,844
Total Headcount	6,000	5,550	5,400	5,900	5,950	5,850	3,600	4,100	3,900
Percentage of advertising revenue by category									
Home & Local Services	33%	33%	35%	36%	36%	38%	48%	45%	44%
Restaurants	14%	14%	13%	14%	14%	13%	7%	11%	11%
Beauty & Fitness	12%	12%	12%	12%	12%	12%	7%	8%	8%
Health	10%	10%	10%	9%	9%	9%	9%	8%	8%
Shopping	9%	8%	8%	8%	8%	7%	7%	8%	8%
Other	22%	22%	21%	21%	21%	22%	22%	20%	20%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the "Key Metrics-Traffic" section of our most recent Quarterly Report on Form 10-Q.

[1]On a monthly average basis

[2]All business locations associated with a business account from which we recognize revenue in a given month, averaged for the quarter.

[3]Active claimed local business locations represent the number of active business locations that are associated with an active business owner account as of a given date. Active business locations consist of all business locations that are listed on our platform that have not been marked as closed as of a given date. A business location becomes associated with a business owner account when a business representative visits our platform and claims the free business listing page associated with the business.

[4]Reflects updated methodology for calculating Active Claimed Local Business Locations

More information about the Company, including the factors that could affect the Company's operating results, is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q4 2020

New Key Financial and Operational Metrics (In thousands, except percentages; unaudited)

	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20
Advertising Revenue by Category												
Services[1]	$106,589	$114,968	$118,039	$117,935	$116,290	$124,098	$134,840	$137,501	$133,082	$109,583	$133,467	$138,887
Restaurants, Retail & Other[2]	$107,454	$111,200	$114,463	$116,839	$110,743	$113,744	$118,258	$121,451	$107,011	$52,650	$77,700	$83,735
Total Advertising Revenue	$214,043	$226,168	$232,502	$234,774	$227,033	$237,842	$253,098	$258,952	$240,093	$162,233	$211,167	$222,622
Paying Advertising Locations by Category[3]												
Services[1]	233	232	230	231	233	224	231	235	232	204	218	224
Restaurants, Retail & Other[2]	275	285	294	309	296	325	332	330	330	174	289	296
Total Paying Advertising Locations	508	517	524	540	529	549	563	565	562	378	507	520
Year-over-Year Percent Change in Ad Clicks & Average Cost-Per-Click ("CPC")												
Ad Clicks[4]	25%	19%	13%	9%	20%	42%	42%	33%	3%	-51%	-25%	-22%
Average CPC[5]	4%	9%	9%	7%	-9%	-25%	-22%	-16%	3%	35%	5%	4%

Annual Metrics	2018	2019	2020
App Unique Devices[3]	32,273	36,250	31,132
Desktop Unique Visitors[3]	69,638	60,252	43,685
Mobile Web Unique Visitors[3]	71,541	73,722	52,794
Cumulative Reviews	177,385	205,382	224,162
Active Claimed Local Business Locations	4,292	4,889	5,357

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate and Financial Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] User interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-A-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[5] Revenue from our performance-based ad products, excluding revenue from our advertising partnerships, divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Finanical Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q4 2020

26 28 Ye lp Q 4 2 0 2 0 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure." We define EBITDA as Net income (loss), adjusted to exclude: Provision for (benefit from) income taxes; Other income, net; and Depreciation and amortization. We define Adjusted EBITDA as Net income (loss), adjusted to exclude: Provision for (benefit from) income taxes; Other income, net; Depreciation and amortization; Stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and fees related to shareholder activism. We define Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue. Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate operating performance and trends, to prepare and approve Yelp’s annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to- period comparisons of Yelp’s primary business operations. Accordingly, Yelp believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. Beginning in 2021, Yelp no longer considers EBITDA to be a key measure used by Yelp management and the board of directors and will cease providing this amount going forward. EBITDA and Adjusted EBITDA, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, EBITDA and Adjusted EBITDA should not be viewed as substitutes for, or superior to, Net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect all cash capital expenditure require- ments for such replacements or for new capital expendi- ture requirements; > EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs; > EBITDA and Adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and fees related to shareholder activism; and > other companies, including those in Yelp’s industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, Net income (loss) and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future per- formance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assump- tions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the first quarter and full year 2021; > the continued recovery of local economies in 2021; > Yelp's ability to build revenue momentum, return to year- over-year growth and strengthen margins as COVID-19 recedes in 2021; > Yelp’s plans to build on its recovery in the second half of 2020 to establish sustainable growth momentum and cap- ture more of the large opportunity in local advertising by continuing to invest in initiatives designed to drive profit- able and sustainable growth over the longer term, and Yelp being well positioned to do so; > Yelp’s confidence that its consumer traffic will return organ- ically as more people are inoculated against COVID-19 and restrictions on businesses ease; > Yelp’s investment plans and priorities for 2021 and beyond, including its planned investments in product development, marketing, and Self-serve and Multi-location sales chan- nels, as well as the timing thereof;

- Yelp's plans to keep Local sales headcount relatively consistent in 2021;
- Yelp's belief that its substantial consumer traffic provides a large opportunity to monetize more of the leads it delivers to Services businesses and its plans to increase such monetization by offering an increasingly tailored product experience in its Services categories;
- Yelp's belief that it will be able to improve both consumer and advertiser satisfaction by providing consumers with the tools they need to find and connect with the right Services businesses;
- Yelp's expectation that it will drive a larger percentage of SMB customer acquisition through its Self-serve channel in 2021 and its plans to achieve this through product improvements and performance marketing;
- Yelp's opportunity to increase revenue and paying advertising locations by acquiring new advertising customers as well as through existing customers;
- Yelp's plans to drive more of its users' clicks to advertisers by improving the relevance and value of its ads through an increasingly targeted approach;
- Yelp's plans to expand the number of products it offers on a bundled, subscription basis at a discount to their stand-alone pricing and the expected impact of such plans on retention;
- Yelp's expectation that its investments will provide leverage in the second half of 2021 and into 2022 and improve revenue retention;
- Yelp's plans to reduce its real estate footprint and operate with a significant portion of its team working remotely on a full-time basis or coming into the office fewer than four days a week when it is safe to do so, distribute its workforce and lower its average cost per employee;
- Yelp's plans to continue repurchases under its stock repurchase program;
- Yelp's expectation that Adjusted EBITDA margin will expand in the second half of 2021 as its momentum builds and belief that there is significant opportunity for additional margin improvement over the long term;
- Yelp's belief that overall revenue retention and margins will improve as Multi-location and Self-serve sales make up a greater portion of our Advertising revenue;
- Yelp's belief that its investments in 2021, together with its continued execution on Home & Local Services monetization and a strengthening U.S. economy, will position it well to drive sustainable revenue growth in 2021 and beyond;
- Yelp's ability to achieve mid-teens percentage annual revenue growth and Adjusted EBITDA margins exceeding 20% in 2022; and
- Yelp's belief in its ability to drive profitable growth and value creation over the long term.

Yelp's actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

- fluctuations in the number of COVID-19 cases, the pace at which vaccinations are administered in the United States, the timeframe for the lifting of COVID-19-related shelter-in-place orders, and the pace of the economic recovery in local economies and the United States generally;
- the impact of fears or actual outbreaks of disease, including COVID-19, and any resulting changes in consumer behavior, economic conditions or governmental actions;
- maintaining and expanding Yelp's base of advertisers, particularly as many businesses reduce spending on advertising as a result of closures or operating restrictions in connection with the COVID-19 pandemic;
- Yelp's ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
- Yelp's limited operating history in an evolving industry;
- Yelp's ability to generate sufficient revenue to regain profitability, particularly in light of the ongoing impact of COVID-19 and Yelp's relief initiatives;
- Yelp's ability to generate and maintain sufficient high-quality content from its users;

27
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Yelp Q4 2020

28 28 Ye lp Q 4 2 0 2 0 > Potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Manage- ment’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http:// www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.